Exhibit 99.1

**For Immediate Release**

For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer Rich Jacobson, Executive Vice President and Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc.

Reports Net Income for the Second Quarter of $2.4 Million or $0.16 per Diluted Share;

992,840 Shares Repurchased During the Quarter

Renton, Washington – July 30, 2014 - First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW), the holding company for First Savings Bank Northwest (the “Bank”), today reported net income for the quarter ended June 30, 2014, of $2.4 million, or $0.16 per diluted share, compared to net income of $2.6 million, or $0.17 per diluted share for the quarter ended March 31, 2014, and net income of $16.4 million, or $0.95 per diluted share for the comparable quarter in 2013. The results for the quarter ended June 30, 2013, included a $13.8 million tax benefit related to the reversal of the valuation allowance on deferred tax assets (“DTA”), reflecting the Company’s return to profitability and its expectation of sustainable profitability for future periods. During the quarter ended June 30, 2014, the Company recognized a federal income tax provision of $1.3 million, compared to $1.5 million for the quarter ended March 31, 2014.  The primary reason for the decline in net income for the quarter ended June 30, 2014, compared to the quarter ended March 31, 2014, related to a decline in the Company’s recapture of provision for loan losses to $100,000 for the current quarter compared to $500,000 for the March 31, 2014, quarter.  The larger recapture during the quarter ended March 31, 2014, was due primarily to upgrading the risk categories of $12.3 million of loans during that quarter as a result of improvement in their risk profiles that in turn reduced the allowance for loan and lease losses (“ALLL”) needed for these loans. During the second quarter, the smaller recapture was primarily related to improved property valuations on impaired loans.

“In addition to the Company’s financial and credit quality performance for the first half of 2014, I am pleased to report that we repurchased 992,840 shares of the Company’s common stock during the quarter at an average cost of $10.90 per share,” stated Joseph W. Kiley III, President and Chief Executive Officer. “These share repurchases, along with the profits generated during the quarter, helped increase the Company’s book value per share to $11.60 at June 30, 2014, compared to $11.42 at March 31, 2014, and $10.88 at June 30, 2013. A total of 652,574 shares remain to be purchased under the Share Repurchase Plan approved by the Company’s Board of Directors in April 2014. Despite a very competitive lending environment, we are  also pleased to report  that net loans receivable increased to $676.5 million at June 30, 2014, compared to $671.8 million at March 31, 2014, and $653.8 million at June 30, 2013,” concluded Kiley.

Highlights for the quarter ended June 30, 2014, included:
•
nonperforming assets at June 30, 2014, decreased to $12.4 million from $14.1 million at March 31, 2014, and $28.8 million at June 30, 2013; included in nonperforming assets are Other Real Estate Owned (“OREO”) totaling $10.1 million at June 30, 2014, compared to $11.6 million at March 31, 2014, and $14.2 million at June 30, 2013.

•	the Company’s book value per share increased to $11.60 at June 30, 2014, from $11.42 at March 31, 2014, and $10.88 at June 30, 2013; and
•	the Bank’s Tier 1 and total risk-based capital ratios at June 30, 2014, were 18.9% and 29.3%, respectively.
Based on management’s evaluation of the adequacy of the ALLL, a $100,000 recapture of prior provisions for loan losses was appropriate for the second quarter of 2014. The following items contributed to this recapture during the quarter ended June 30, 2014:
•	delinquent loans (loans over 30 days past due) continued to improve to $2.6 million at June 30, 2014, compared to $3.0 million at March 31, 2014, and $8.1 million at June 30, 2013;
•
nonperforming loans decreased to $2.3 million at June 30, 2014, from $2.5 million at March 31, 2014, and $14.6 million at June 30, 2013, reflecting continuing improvement in the quality of our loan portfolio;

•	nonperforming loans as a percentage of total loans improved to 0.33% at June 30, 2014, compared to 0.37% at March 31, 2014, and 2.18% at June 30, 2013; and

The ALLL represented 518.9% of nonperforming loans and 1.73% of total loans receivable, net of undisbursed funds, at June 30, 2014, compared to 477.2% and 1.76%, respectively, at March 31, 2014, and 84.6% and 1.84% respectively at June 30, 2013.

The following table presents a breakdown of our nonperforming assets:

	June 30, 2014	March 31, 2014	June 30, 2013	Three Month Increase (Decrease)	One Year Decrease
	(dollars in thousands)
Nonperforming loans:
One-to-four family residential	$1,380	$1,600	$5,709	$(220)	$(4,329)
Multifamily	222	228	244	(6)	(22)
Commercial real estate	701	706	3,520	(5)	(2,819)
Construction/land development	-	-	4,369	-	(4,369)
Consumer	-	-	717	-	(717)
Total nonperforming loans	$2,303	$2,534	$14,559	$(231)	$(12,256)

Other Real Estate Owned (“OREO”)	10,114	11,609	14,226	(1,495)	(4,112)

Total nonperforming assets (1)	$12,417	$14,143	$28,785	$(1,726)	$(16,368)

Nonperforming assets as a percent of total assets	1.38%	1.57%	3.19%

(1) The difference between the $12.4 million of nonperforming assets at June 30, 2014, reported above, and the amount reported by certain analysts of our nonperforming assets is due to the inclusion of all Troubled Debt Restructured Loans (“TDRs”) as nonperforming loans, although 99.2% of our TDRs are performing in accordance with their restructured terms. The remaining 0.8% of TDRs that were nonperforming at June 30, 2014, are reported above as nonperforming loans.

The following table presents a breakdown of our OREO by county and property type at June 30, 2014:

	County
	King	Pierce	Kitsap	All Other	Total OREO	Number of Properties	Percent of Total OREO
	(dollars in thousands)
OREO:
One-to-four family residential	$314	$584	$-	$-	$898	5	8.9%
Commercial real estate (1)	-	7,000	773	907	8,680	12	85.8%
Construction/land development	-	223	-	313	536	2	5.3%

Total OREO	$314	$7,807	$773	$1,220	$10,114	19	100.0%

(1) Of the 12 properties classified as commercial real estate, eight are office/retail buildings, one is a mixed-use building and three are undeveloped lots.

OREO declined to $10.1 million at June 30, 2014, from $11.6 million at March 31, 2014, as sales and write-downs of OREO exceeded transfers of loans into OREO during the quarter. We sold $1.9 million of OREO during the second quarter of 2014, generating net losses of $36,000. As a result of our quarterly inventory evaluation, we expensed $92,000 related to the decline in the market values of OREO properties during the quarter, compared to $196,000 during the first quarter of 2014. We continue to actively market our OREO properties in an effort to minimize the amount of holding costs incurred.

The following table presents details on our TDRs:
	June 30, 2014	March 31, 2014	June 30, 2013	Three Month Increase/ (Decrease)	One Year Increase/ (Decrease)
	(in thousands)
Nonperforming TDRs:
One-to-four family residential	$458	$469	$2,858	$(11)	$(2,400)
Consumer	-	-	46	-	(46)

Total nonperforming TDRs	$458	$469	$2,904	$(11)	$(2,446)

Performing TDRs:
One-to-four family residential	$45,366	$45,762	$47,756	$(396)	$(2,390)
Multifamily	2,192	2,201	1,229	(9)	963
Commercial real estate	9,182	12,066	12,204	(2,884)	(3,022)
Consumer	43	43	-	-	43

Total performing TDRs	$56,783	$60,072	$61,189	$(3,289)	$(4,406)

Total TDRs	$57,241	$60,541	$64,093	$(3,300)	$(6,852)

During the second quarter of 2014, TDRs decreased to $57.2 million, compared to $60.5 million at March 31, 2014, and $64.1 million at June 30, 2013. When necessary, management’s philosophy is to restructure the loan so that the borrower can continue to make payments while minimizing the potential loss to the Bank. As part of the restructure, the portion of the loan that is determined to be uncollectable is charged-off. After the restructure, the Bank expects to receive full payment of the restructured amount. At June 30, 2014, $56.8 million, or 99.2% of TDRs were performing in accordance with their repayment terms.

Net interest income totaled $8.2 million for the quarter ended June 30, 2014, compared to $8.1 million for the first quarter of 2014, and $7.8 million for the second quarter of 2013.

Interest income for the second quarter of 2014 remained steady at $9.7 million, unchanged from both the first quarter of 2014 and the quarter ended June 30, 2013.  Average loans outstanding increased in the current quarter, however, the yield on the portfolio continued to decline as the interest rates on new loan originations continued to be at rates lower than the overall portfolio yield.

Interest expense decreased to $1.5 million for the quarter ended June 30, 2014, as compared to $1.6 million in the quarter ended March 31, 2014, and $1.9 million in the quarter ended June 30, 2013. The primary reason for these declines in interest expense is related to our certificates of deposit, most of which continue to mature and reprice at rates lower than the previously contracted rate while others do not renew at maturity, resulting in a decrease in the average balance of certificates of deposit during the periods.

Our net interest margin increased eight basis points to 3.86% for the quarter ended June 30, 2014, compared to 3.78% for the quarter ended March 31, 2014, and increased 15 basis points from 3.71% for the quarter ended June 30, 2013, due primarily to a reduced cost of funds in the current quarter compared to the prior periods. In addition, certain low yielding securities were sold subsequent to June 30, 2013, and March 31, 2014, increasing the yield on the securities portfolio and contributing to the improved net interest margin.

Noninterest income for the quarter ended June 30, 2014, increased slightly to $88,000 compared to $68,000 in the quarter ended March 31, 2014, and decreased from $155,000 in the quarter ended June 30, 2013. The primary reasons for the higher level of noninterest income in the quarter ended June 30, 2013, include income of $27,000 from a rental property, which has since been sold, and escrow fee income of $24,000 from discontinued operations of a subsidiary. The cost savings realized by discontinuing the escrow operations of the subsidiary is greater than the foregone escrow fee income.

Noninterest expense for the quarter ended June 30, 2014, increased to $4.7 million from $4.5 million during the quarter ended March 31, 2014, and decreased significantly when compared to $5.3 million during the quarter ended June 30, 2013.  The largest reason for the increase in the second quarter of 2014 compared to the first quarter of 2014 was due to other general and administrative expenses increasing as  unfunded loan commitment reserve expense increased $235,000, to  an expense of $157,000 in the June 2014 quarter compared to a benefit of $78,000 in the March 2014 quarter. The decline in noninterest expense since June 30, 2013, was primarily a result of reduced salaries and employee benefits due to staffing reductions and other improved operating efficiencies implemented throughout 2013 and into 2014.

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-service banking office. For additional information, please visit the Bank’s website at www.fsbnw.com and click on the “Investor Relations” section.

Forward-looking statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance or financial items, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System (“Federal Reserve”) and our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks (“Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against the Company or the Bank,that could require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements and restrictions on us, any of which could adversely affect our liquidity and earnings; our ability to pay dividends on our common stock; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules or as a result of Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2013. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed in any forward-looking statements made by or on our behalf. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any forward-looking statements.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES Consolidated Balance Sheets (Dollars in thousands, except share data) (Unaudited)
Assets	June 30, 2014	March 31, 2014	June 30, 2013	Three Months Increase/ (Decrease)	One Year Increase/ (Decrease)

Cash on hand and in banks	$5,036	$5,440	$5,682	(7.4)%	(11.4)%
Interest-earning deposits	35,650	28,073	27,837	27.0	28.1
Investments available-for-sale, at fair value	128,844	139,868	152,664	(7.9)	(15.6)
Loans receivable, net of allowance of $11,951, $12,093 and $12,313	676,455	671,848	653,757	0.7	3.5
Premises and equipment, net	17,024	17,139	17,679	(0.7)	(3.7)
Federal Home Loan Bank (“FHLB”) stock, at cost	6,884	6,952	7,149	(1.0)	(3.7)
Accrued interest receivable	3,564	3,509	3,633	1.6	(1.9)
Deferred tax assets, net	11,427	13,124	14,870	(12.9)	(23.2)
OREO	10,114	11,609	14,226	(12.9)	(28.9)
Prepaid expenses and other assets	3,833	3,917	4,718	(2.1)	(18.8)
Total Assets	$898,831	$901,479	$902,215	(0.3)%	(0.4)%

Liabilities and Stockholders’ Equity

Interest-bearing deposits	$565,211	$578,237	$622,889	(2.3)%	(9.3)%
Noninterest-bearing deposits	9,908	8,810	7,948	12.5	24.7
Advances from the FHLB	135,500	119,000	74,000	13.9	83.1
Advance payments from borrowers for taxes and insurance	1,583	3,722	3,135	(57.5)	(49.5)
Accrued interest payable	105	91	59	15.4	78.0
Investment trade payable	-	-	2,676	N/A	(100.0)
Other liabilities	4,040	3,791	4,433	6.6	(8.9)
Total Liabilities	$716,347	$713,651	$715,140	0.4%	0.2%

Commitments and contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	$-	$-	$-	-%	-%
Common stock, $0.01 par value; authorized 90,000,000 shares; issued and outstanding 15,730,979 shares at June 30, 2014; 16,454,139 shares at March 31, 2014; and 17,190,621 shares at June 30, 2013	157	165	172	(4.8)	(8.7)
Additional paid-in capital	159,495	167,568	175,279	(4.8)	(9.0)
Retained earnings, substantially restricted	32,724	31,098	23,912	5.2	36.9
Accumulated other comprehensive income (loss), net of tax	(582)	(1,410)	(1,849)	(58.7)	(68.5)
Unearned Employee Stock Ownership Plan shares	(9,310)	(9,593)	(10,439)	(3.0)	(10.8)
Total Stockholders’ Equity	$182,484	$187,828	$187,075	(2.8)%	(2.5)%

Total Liabilities and Stockholders’ Equity	$898,831	$901,479	$902,215	(0.3)%	(0.4)%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES Consolidated Income Statements (Dollars in thousands, except share data) (Unaudited)

	Quarter Ended
	June 30, 2014	March 31, 2014	June 30, 2013	Three Month Increase/ (Decrease) %	One Year Increase/ (Decrease)%

Interest income
Loans, including fees	$9,087	$9,026	$9,063	0.7%	0.3%
Investments available-for-sale	585	604	603	(3.1)	(3.0)
Interest-bearing deposits	22	20	18	10.0	22.2
Dividends on FHLB stock	1	2	-	(50.0)	N/A
Total interest income	$9,695	$9,652	$9,684	0.4	0.1
Interest Expense
Deposits	1,238	1,347	1,763	(8.1)	(29.8)
FHLB advances	279	251	116	11.2	140.5
Total interest expense	$1,517	$1,598	$1,879	(5.1)	(19.3)
Net interest income	$8,178	$8,054	$7,805	1.5	4.8
(Recapture of provision) provision for loan losses	(100)	(500)	100	(80.0)	(200.0)
Net interest income after (recapture of provision) provision for loan losses	$8,278	$8,554	$7,705	(3.2)	7.4
Noninterest income
Net gain on sale of investments	(20)	-	1	N/A	(2,100.0)
Other	108	68	154	58.8	(29.9)
Total noninterest income	$88	$68	$155	29.4	(43.2)
Noninterest expense
Salaries and employee benefits	2,875	2,900	3,755	(0.9)	(23.4)
Occupancy and equipment	327	351	345	(6.8)	(5.2)
Professional fees	394	357	393	10.4	0.3
Data processing	159	173	176	(8.1)	(9.7)
Loss (gain) on sale of OREO property, net	36	71	(383)	(49.3)	(109.4)
OREO market value adjustments	92	196	76	(53.1)	21.1
OREO related expenses, net	78	61	151	27.9	(48.3)
Regulatory assessments	104	78	94	33.3	10.6
Insurance and bond premiums	88	88	121	0.0	(27.3)
Marketing	37	25	42	48.0	(11.9)
Other general and administrative	512	224	536	128.6	(4.5)
Total noninterest expense	$4,702	$4,524	$5,306	3.9	(11.4)
Income before federal income tax provision (benefit)
	$3,664	$4,098	$2,554	(10.6)	43.5
Federal income tax provision (benefit)	1,297	1,453	(13,809)	(10.7)	(109.4)
Net income	$2,367	$2,645	$16,363	(10.5)%	(85.5)%

Basic earnings per share	$0.16	$0.17	$0.96
Diluted earnings per share	$0.16	$0.17	$0.95

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Six Months Ended
	June 30,
	2014	2013	One Year Increase/ (Decrease) %

Interest income
Loans, including fees	$18,113	$18,107	0.0%
Investments available-for-sale	1,189	1,076	10.5
Interest-bearing deposits	42	39	7.7
Dividends on FHLB stock	3	-	N/A
Total interest income	$19,347	$19,222	0.7
Interest Expense
Deposits	2,585	3,656	(29.3)
FHLB advances	530	372	42.5
Total interest expense	$3,115	$4,028	(22.7)
Net interest income	$16,232	$15,194	6.8
(Recapture of provision) provision for loan losses	(600)	100	(700.0)
Net interest income after (recapture of provision) provision for loan losses	$16,832	$15,094	11.5
Noninterest income
Net gain on sale of investments	(20)	1	(2100.0)
Other	176	258	(31.8)
Total noninterest income	$156	$259	(39.8)
Noninterest expense
Salaries and employee benefits	5,775	7,369	(21.6)
Occupancy and equipment	678	699	(3.0)
Professional fees	751	838	(10.4)
Data processing	332	338	(1.8)
Loss (gain) on sale of OREO property, net	107	(1,015)	(110.5)
OREO market value adjustments	288	221	30.3
OREO related expenses, net	139	485	(71.3)
Regulatory assessments	182	377	(51.7)
Insurance and bond premiums	176	235	(25.1)
Marketing	62	60	3.3
Prepayment penalty on FHLB advances	-	679	(100.0)
Other general and administrative	736	898	(18.0)
Total noninterest expense	$9,226	$11,184	(17.5)
Income before federal income tax provision (benefit)
	$7,762	$4,169	86.2
Federal income tax provision (benefit)	2,750	(13,751)	(120.0)
Net income	$5,012	$17,920	(72.0)%

Basic earnings per share	$0.33	$1.03
Diluted earnings per share	$0.33	$1.03

The following table presents a breakdown of our loan portfolio (unaudited):

	June 30, 2014		June 30, 2013
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
One-to-four family residential:
Permanent owner occupied	$154,661	22.0%	$165,617	24.2%
Permanent non-owner occupied	117,404	16.7	129,263	18.9
	272,065	38.7	294,880	43.1
Multifamily:
Permanent	122,332	17.4	103,187	15.1
Construction	7,445	1.1	8,160	1.2
	129,777	18.5	111,347	16.3
Commercial real estate:
Permanent	253,291	36.0	221,329	32.3
Construction	6,100	0.9	13,805	2.0
Land	1,601	0.2	1,964	0.3
	260,992	37.1	237,098	34.6
Construction/land development: (1)
One-to-four family residential	11,431	1.6	1,795	0.3
Multifamily	12,858	1.8	12,741	1.9
Commercial	956	0.1	5,770	0.8
Land development	6,386	0.9	9,094	1.3
	31,631	4.4	29,400	4.3

Business	897	0.1	1,720	0.3
Consumer	8,149	1.2	9,927	1.4
Total loans	$703,511	100.0%	$684,372	100.0%
Less:
Loans in process	12,380		15,873
Deferred loan fees, net	2,725		2,429
ALLL	11,951		12,313
Loans receivable, net	$676,455		$653,757

(1)  Excludes construction loans that will convert to permanent loans. We consider these loans to be "rollovers" in that one loan is originated for both the construction loan and permanent financing. These loans are classified according to underlying collateral. At June 30, 2014, we had $6.1 million, or 2.3% of our total commercial real estate portfolio and $7.4 million, or 5.7% of our multifamily loans in these "rollover" types of loans. At June 30, 2013, we had $13.8 million, or 5.8% of our total commercial real estate portfolio and $8.2 million, or 7.3% of our total multifamily loans in these "rollover" types of loans. At June 30, 2014, and June 30, 2013, $1.6 million and $2.0 million, respectively, of commercial real estate loans were not included in the construction/land development category because we classify raw land or buildable lots (where we do not intend to finance the construction) as commercial real estate land loans.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES Key Financial Data (Unaudited)

	At or For the Quarter Ended
	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013
	(Dollars in thousands, except share data)
Performance Ratios:
Return on assets (1)	1.05%	1.16%	1.86%	1.12%	2.70%
Return on equity (1)	5.08	5.67	9.06	5.37	12.94
Dividend payout ratio	31.25	29.41	16.00	25.00	4.17
Equity-to-assets	20.30	20.84	20.02	20.82	20.74
Interest rate spread	3.71	3.62	3.65	3.52	3.51
Net interest margin	3.86	3.78	3.82	3.71	3.71
Average interest-earning assets to average interest-bearing liabilities	121.39	120.94	120.85	121.31	122.52
Efficiency ratio	56.88	55.70	51.74	68.51	66.66
Noninterest expense as a percent of average total assets	2.09	1.99	1.93	2.41	2.39
Book value per common share	$11.60	$11.42	$11.25	$11.05	$10.88

Capital Ratios (2):
Tier 1 leverage	18.91%	18.61%	18.60%	18.51%	19.24%
Tier 1 risk-based	28.05	26.98	27.18	26.88	27.99
Total risk-based	29.31	28.24	28.44	28.14	29.25

Asset Quality Ratios:
Nonperforming loans as a percent of total loans, net of undisbursed funds	0.33%	0.37%	0.59%	1.41%	2.18%
Nonperforming assets as a percent of total assets	1.38	1.57	1.68	2.47	3.19
ALLL as a percent of total loans, net of undisbursed funds	1.73	1.76	1.91	1.84	1.84
ALLL as a percent of nonperforming loans, net of undisbursed funds	518.93	477.23	325.26	130.06	84.57
Net charge-offs (recoveries) to average loans receivable, net	0.01	0.06	(0.14)	0.01	(0.03)

Allowance for Loan Losses:
ALLL, beginning of the quarter	$12,093	$12,994	$12,271	$12,313	$12,002
(Recapture) provision	(100)	(500)	(200)	-	100
Charge-offs	(80)	(553)	(333)	(107)	(537)
Recoveries	38	152	1,256	65	748
ALLL, end of the quarter	$11,951	$12,093	$12,994	$12,271	$12,313

Nonperforming Assets (3):
Nonperforming loans (4):
Nonaccrual loans	$1,845	$2,065	$3,027	$8,607	$11,655
Nonaccrual TDRs	458	469	968	828	2,904
Total nonperforming loans	$2,303	$2,534	$3,995	$9,435	$14,559
OREO	10,114	11,609	11,465	12,600	14,226
Total nonperforming assets	$12,417	$14,143	$15,460	$22,035	$28,785

Performing TDRs	$56,783	$60,072	$60,170	$62,888	$61,189

(1) Deferred tax asset valuation allowance reversals during the quarters ended December 31, 2013, September 30, 2013, and June
 30, 2013, were not annualized in the calculation of these ratios.
(2) Capital ratios are for First Savings Bank Northwest only.

(3) Loans are reported net of undisbursed funds.
(4) There were no loans 90 days or more past due and still accruing interest.